As filed with the Securities and Exchange Commission on July 22, 2009
Registration No. 333-159254

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-effective Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BROADPOINT GLEACHER SECURITIES GROUP, INC.
(Exact name of Registrant as specified in its charter)

New York	22-2655804
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification No.)

12 East 49th Street, 31st Floor
New York, New York 10017
(212) 273-7100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Lee Fensterstock
Chief Executive Officer
Broadpoint Gleacher Securities Group, Inc.
12 East 49th Street, 31st Floor
New York, New York 10017
(212) 273-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Patricia Arciero-Craig General Counsel Broadpoint Gleacher Securities Group, Inc. 12 East 49th Street, 31st Floor New York, New York 10017 (212) 273-7100	Donald J. Murray, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate Date of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price	Fee(1)
Primary Offering Common Stock, $.01 par value	—(2)	—(2)	$100,000,000(2)	$5,580(3)
Secondary Offering Common Stock, $.01 par value	9,000,000	$6.075(4)	$54,675,000	$3,050.87

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.

(2)	In accordance with Rule 457(o) and the instructions to Form S-3, the Registrant is registering hereunder the offer and sale of an indeterminate number of shares of common stock, which may be issued at various times, with an aggregate public offering price not to exceed $100,000,000. The public offering price per share will be determined from time to time by the Registrant in connection with the issuance of the securities registered hereunder.

(3)	Previously paid.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of our common stock on The NASDAQ Global Market on July 15, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting under said Section 8(a), may determine.

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, and the securities may not be sold until that registration statement becomes effective. This preliminary prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 22, 2009

PROSPECTUS

$100,000,000

Common Stock Offered by

Broadpoint Gleacher Securities Group, Inc.

9,000,000 Shares of Common Stock

Offered by the Selling Shareholders

This prospectus relates to the public offering, from time to time, of shares of common stock, par value $.01 per share, by Broadpoint Gleacher Securities Group, Inc. This prospectus also relates to the public offering, from time to time, of shares of our common stock by the selling shareholders named under “Selling Shareholders.” The aggregate initial offering price of the shares of common stock sold by us under this prospectus will not exceed $100,000,000, and the aggregate number of shares of common stock sold by the selling shareholders under this prospectus will not exceed 9,000,000 shares. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

Each time that we or the selling shareholders sell shares of our common stock pursuant to this prospectus, we will provide the specific terms of the offering in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus may not be used to consummate a sale of our common stock unless accompanied by a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement, together with the other documents described under the heading “Where You Can Find More Information,” before you make your investment decision.

We or the selling shareholders may offer and sell common stock to or through one or more underwriters, dealers or agents, directly to purchasers or otherwise. We will set forth the names of any underwriters or agents, as well as any applicable fees, discounts or commissions, in an accompanying prospectus supplement.

Our common stock is traded on The NASDAQ Global Market under the symbol “BPSG.” On July 21, 2009 the closing price of our common stock was $6.56 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July   , 2009

FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which this prospectus forms a part and the documents incorporated by reference contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, which we call the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we call the Exchange Act. These forward-looking statements are usually preceded by words such as “may,” “will,’’ “expect,” “anticipate,” “believe,” “estimate,” and “continue” or similar words. All statements other than historical information or current facts should be considered forward-looking statements. Forward-looking statements may contain projections regarding revenues, earnings, operations, and other financial projections, and may include statements of future performance, strategies and objectives. However, there may be events in the future, which we are not able to accurately predict or control, which may cause actual results to differ, possibly materially, from the expectations set forth in our forward-looking statements. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors. Such factors include, among others, market risk, credit risk and operating risk. These and other risks are described in greater detail in the documents incorporated by reference in this prospectus and the registration statement. We do not intend or assume any obligation to update any forward-looking statements we make.

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SUMMARY

This summary highlights information about Broadpoint Gleacher Securities Group, Inc. Because the following description is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate by reference herein. As used in this prospectus, references to “we,” “us,” “our,” “Broadpoint.Gleacher,” “our Company” and similar terms mean Broadpoint Gleacher Securities Group, Inc., unless the context requires otherwise.

Broadpoint Gleacher Securities Group, Inc.

Broadpoint Gleacher Securities Group, Inc. is an independent investment bank that provides value-added advice to corporations and institutional investors. We provide services and generate revenues through our Investment Banking, Broadpoint DESCAP, Debt Capital Markets and Equities segments. Our Investment Banking segment, with our Gleacher Partners LLC subsidiary, offers a broad range of financial advisory services in regards to mergers and acquisitions, restructurings and corporate finance related matters. In addition, it raises capital for corporate clients through underwritings and private placements of debt and equity securities. Broadpoint DESCAP provides sales and trading on a wide range of mortgage and asset-backed securities, U.S. Treasury and government agency securities, structured products such as CLOs (collateralized loan obligations) and CDOs (collateralized debt obligations), whole loans, swaps, and other securities. Our Debt Capital Markets team provides sales and trading of corporate debt securities, as well as quantitative and market-based analysis on various credit securities to generate trading ideas for the benefit of our institutional investor clients. The Debt Capital Markets team also provides execution services for new issue activities and liability management activities, including open market repurchases, tender offers and exchange offers. Our Equities group, operating through our Broadpoint AmTech broker-dealer subsidiary, provides research-driven sales and trading on equity securities and generates revenues through cash commissions on customer trades and corporate repurchase activities and hard-dollar fees for research and other services. At June 30, 2009, we had approximately 301 employees.

Our business strategy includes growth driven by (i) market share gains in our existing product and service offerings and expansion into new products and services to better serve our corporate and investor clients and (ii) acquisitions of businesses and assets that add scale to our existing businesses and complement or diversify our revenue base. The Company seeks to deploy a variable compensation model and a low-cost non-compensation expense structure along with a culture of employee ownership.

Our broker-dealer subsidiaries, Broadpoint Capital, Inc., Broadpoint AmTech and Gleacher Partners, are members of the Financial Industry Regulatory Authority, Inc., or FINRA, and various securities exchanges, including, in the case of Broadpoint Capital, Inc., the New York Stock Exchange, Inc., or the NYSE, and the Boston Stock Exchange, Inc., or the BSE.

Our executive offices are located at 12 East 49th Street, 31st Floor, New York, New York 10017. The telephone number is (212) 273-7100. Our internet address is www.bpsg.com. Information contained on our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

You should carefully consider the risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the captions “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our common stock for working capital, general corporate purposes, potential acquisitions and expansion of our business generally. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We will provide additional information on the use of the net proceeds from the sale of our common stock in an applicable prospectus supplement.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth the beneficial ownership of our common stock, both before and after this offering, by each of the selling shareholders, assuming all shares offered by the selling shareholders under this prospectus are sold. The selling shareholders may sell all, some or none of the shares of our common stock covered by this prospectus. The number of shares of our common stock indicated as owned by each of the selling shareholders below reflects their ownership as of June 30, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2009 are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and each selling shareholder listed below has sole voting and investment power with respect to the shares beneficially owned thereby, subject to applicable community property laws. Ownership calculations are based on 103,275,164 shares outstanding as of June 30, 2009.

			Number of Shares
			Subject to Sale
	Number of Shares Beneficially Owned(1)		Under this	Percentage of Shares Beneficially Owned(1)
	Before Offering	After Offering	Prospectus	Before Offering	After Offering

MatlinPatterson FA
Acquisition LLC(2)	43,093,261	37,093,261	6,000,000	41.73%	35.91%
Mast Credit
Opportunities I
Master Fund Limited(3)	5,735,000	2,735,000	3,000,000	5.50%	2.62%

(1)	Except as noted in the footnotes to this table, the selling shareholders named in the table have sole voting and investment power with respect to all shares of common stock.

(2)	The indicated interest was reported on a Schedule 13D/A filed on June 8, 2009, with the SEC by MatlinPatterson FA Acquisition LLC on behalf of itself, MatlinPatterson LLC, MatlinPatterson Asset Management LLC, MP Preferred Partners GP LLC, MP II Preferred Partners L.P., David J. Matlin, and Mark R. Patterson as beneficial owners of securities of the Company. Beneficial ownership of the shares held by MatlinPatterson FA Acquisition LLC — 43,093,261 (shared voting and shared dispositive power) was also reported for: MP II Preferred Partners L.P. — 43,093,261 (shared voting and shared dispositive power), MP Preferred Partners GP LLC — 43,093,261 (shared voting and shared dispositive power), MatlinPatterson Asset Management LLC — 43,093,261 (shared voting and shared dispositive power), MatlinPatterson LLC — 43,093,261 (shared voting and shared dispositive power), David J. Matlin — 43,093,261 (shared voting and shared dispositive power), and Mark R. Patterson — 43,093,261 (shared voting and shared dispositive power).

(3)	Mast Credit Opportunities I Master Fund Limited on behalf of itself, Mast Capital Management, LLC, Christopher B. Madison, and Daniel J. Steinberg. Beneficial ownership of the shares held by Mast Credit Opportunities I Master Fund Limited — 5,735,000 (sole voting and sole dispositive power) was also reported for: Mast Capital Management LLC — 5,735,000 (sole voting and sole dispositive power), Christopher B. Madison — 5,735,000 (shared voting and shared dispositive power), and Daniel J. Steinberg — 5,735,000 (shared voting and shared dispositive power). Includes 1,000,000 shares of Common Stock that may be acquired within 60 days pursuant to a warrant to purchase the shares at a price of $3 per share. The address of Mast Credit Opportunities I Master Fund Limited is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, Harbour Centre, 2nd Floor, North Church Street, George Town, Cayman Islands.

With the exception of the contractual relationships described below or as otherwise described in this prospectus or the documents incorporated by reference herein, the selling shareholders neither have, nor did they have within the past three years, any position, office or other material relationship with us or any of our predecessor or affiliates.

MatlinPatterson Private Placement

On September 21, 2007 we issued and sold 38,354,293 newly-issued unregistered shares of our common stock for an aggregate cash purchase price of $50 million (the “Private Placement”) to MatlinPatterson FA Acquisition LLC and certain co-investors pursuant to the Investment Agreement, dated as of May 14, 2007 (the “Investment Agreement”), between the Company and MatlinPatterson.

Pursuant to the Investment Agreement, MatlinPatterson had the right to designate one or more co-investors to purchase a portion of the shares of common stock to be purchased by MatlinPatterson in place of MatlinPatterson. On September 21, 2007, MatlinPatterson entered into a Co-Investment Agreement with each of Robert M. Tirschwell and Mr. Robert M. Fine pursuant to which MatlinPatterson and Mr. Tirschwell agreed that Mr. Tirschwell and Mr. Fine would each purchase the number of shares corresponding to an aggregate purchase price of $450,000 and $130,000, respectively. Mr. Tirschwell is the Head of Trading of Broadpoint DESCAP, a division of Broadpoint Capital. Mr. Fine is the President of Broadpoint DESCAP.

As a result of these arrangements, on September 21, 2007 MatlinPatterson contributed $49,420,000 of the $50 million cash purchase price and received 37,909,383 newly-issued shares of our common stock.

The number of shares issued to MatlinPatterson, Mr. Tirschwell and Mr. Fine was subject to upward adjustment within 60 days of the closing of the Investment Agreement in the event that the final net tangible book value per share of the Company as of September 21, 2007 was less than $1.60. On February 21, 2008, we entered into an agreement with MatlinPatterson, Mr. Tirschwell and Mr. Fine agreeing that the final net tangible book value per share of the Company as of September 21, 2007 was $1.25. Pursuant to the terms of such agreement, we agreed to issue 3,632,009 additional shares of our common stock to MatlinPatterson, Mr. Tirschwell and Mr. Fine in satisfaction of this requirement.

Upon the closing of the Private Placement, we entered into a Registration Rights Agreement, dated as of September 21, 2007 (the “Registration Rights Agreement”), with MatlinPatterson, Mr. Tirschwell and Mr. Fine, which was amended by Amendment No. 1 to the Registration Rights Agreement, dated as of March 4, 2008. The Registration Rights Agreement contains customary terms found in such agreements, including provisions concerning registration rights, registration procedures and piggyback registration rights as well as customary indemnification rights for MatlinPatterson, Mr. Tirschwell and Mr. Fine. Pursuant to the Registration Rights Agreement, we would bear all of the costs of any registration other than underwriting discounts and commissions and certain other expenses.

Pursuant to the Investment Agreement, MatlinPatterson has the right to designate directors to be appointed to our Board of Directors. Each of Messrs. Patterson, Fensterstock, Pechock and Plimpton were designated to the Board pursuant to such right of MatlinPatterson.

MatlinPatterson Voting Agreement

On February 29, 2008, we and MatlinPatterson entered into a Voting Agreement (the “Voting Agreement”) whereby MatlinPatterson agreed to vote its shares in the Company in favor of an increase in the number of authorized shares under the 2007 Plan to be submitted to shareholders at the 2008 Annual Meeting of Shareholders. Such increase in the number of authorized shares was approved at such meeting.

Brokerage and Investment Banking Services for MatlinPatterson

From time to time, Broadpoint.Gleacher provides brokerage services to MatlinPatterson or its affiliated entities, which services are provided by Broadpoint Capital, Inc. in the ordinary course of its business. For the six month periods ended June 30, 2009 and 2008, we recorded $0.2 million and $0.3 million, respectively, and $0.03 and $0.3 for the three month periods ended June 30, 2009 and 2008, respectively, for such brokerage services.

In addition, from time to time, Broadpoint.Gleacher provides investment banking services to MatlinPatterson or its affiliated entities, which services are provided by Broadpoint Capital, Inc. in the ordinary course of its business. Investment Banking revenues for MatlinPatterson or its affiliated entities represents $5.8 million and $6.1 million of fees earned for the six month periods ended June 30, 2009 and 2008, respectively, and, $4.8 million and $5.8 million of fees earned for the three month periods ended June 30, 2009 and 2008, respectively, for advisory engagements.

Fensterstock Consulting Arrangement

Prior to joining our Company as our CEO, Lee Fensterstock was party to a consulting agreement in 2007 with MatlinPatterson.

2008 Common Stock Private Placement

On March 4, 2008, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with MatlinPatterson, Mast Credit Opportunities I Master Fund Limited, a Cayman Islands corporation (“Mast”) and certain individual investors listed on the signature pages to the Stock Purchase Agreement (the “Individual Investors”, and together with the MatlinPatterson and Mast, the “Investors”). Pursuant to the terms of the Stock Purchase Agreement, we issued and sold 11,579,592 shares of common stock to the investors, with 7,058,824 shares being issued to Mast, 1,594,000 shares being issued to the MatlinPatterson and 2,926,768 being shares issued to the individual investors. The shares were sold for an aggregate purchase price of approximately $19.7 million, or $1.70 per share. In addition, all of the individual investors are employees of the Company and/or its wholly-owned subsidiary Broadpoint Capital, including Mr. Fensterstock, Chief Executive Officer of the Company, and other senior officers of Broadpoint Capital.

Concurrently with the execution of the Stock Purchase Agreement, we entered into a Registration Rights Agreement, dated as of March 4, 2008 (the “Mast Registration Rights Agreement”), with Mast with respect to the shares that Mast purchased pursuant to the Stock Purchase Agreement (the “Mast Shares”). We filed a registration statement with the SEC for the resale of the Mast Shares in an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Mast Shelf Registration”) on April 1, 2008 and it was declared effective on April 29, 2008. We paid for all of the costs of the Mast Shelf Registration, a total of approximately $45,000, other than underwriting discounts and commissions and certain other expenses, and grant customary indemnification rights thereunder to Mast.

Mast Mandatory Redeemable Preferred Stock

On June 27, 2008 we entered into the Preferred Stock Purchase Agreement with Mast for the issuance and sale of (i) 1,000,000 newly-issued unregistered shares of our Series B Mandatory Redeemable Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”) and (ii) a warrant to purchase 1,000,000 shares of our common stock, at an exercise price of $3.00 per share (the “Warrant”), for an aggregate cash purchase price of $25 million.

The Preferred Stock Purchase Agreement and the Series B Preferred Stock include, among other things, certain negative covenants and other rights with respect to the operations, actions and financial condition of the Company and its subsidiaries so long the Series B Preferred Stock remains outstanding. Cash dividends of 10% per annum must be paid on the Series B Preferred Stock quarterly, while an additional dividend of 4% per annum accrues and is cumulative, if not otherwise paid quarterly at the option of the Company. The Series B Preferred Stock must be redeemed on or before June 27, 2012.

The Warrant is subject to customary anti-dilution provisions and expires June 27, 2012. Concurrently with the execution of the Preferred Stock Purchase Agreement, we entered into a Registration Rights Agreement with Mast, dated as of June 27, 2008 (the “Warrant Registration Rights Agreement”), with respect to the shares of Common Stock that are issuable to Mast pursuant to the Warrant (the “Warrant Shares”). Pursuant to the Warrant Registration Rights Agreement, Mast has the right to request registration of the Warrant Shares if at any time we propose to register common stock for our own account or for another, subject to certain exceptions for underwriting requirements. In addition, under certain circumstances Mast may demand a registration of no less than 300,000 Warrant Shares. We must register such Warrant Shares as soon as practicable and in any event within forty-five (45) days after the demand. We will bear all of the costs of all such registrations other than underwriting discounts and commissions and certain other expenses.

Concurrently with the execution of the Preferred Stock Purchase Agreement, we entered into a Preemptive Rights Agreement (the “Preemptive Rights Agreement”) with Mast. The Preemptive Rights Agreement provides that in the event that we propose to offer or sell any of our equity securities below the current market price, we shall first offer such securities to Mast to purchase; provided, however, that in the case of equity securities being offered to MatlinPatterson, Mast shall only have the right to purchase its pro rata share of such securities (based upon common stock ownership on a fully diluted basis). If Mast exercises such right to purchase the offered securities, Mast must purchase all (but not a portion) of such securities for the price, terms and conditions so proposed.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus may be sold in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any such methods of sale.

Any such underwriters, dealers or agents may include our affiliates.

The specific plan of distribution will be described in the applicable prospectus supplement. If the plan of distribution includes the participation of underwriters, dealers or agents, the prospectus supplement will also identify them and describe applicable fees, discounts and commissions.

We may (directly or through agents) sell, and the underwriters may resell, common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of common stock, the underwriters or agents may receive compensation from us or from purchasers of the common stock for whom they may act as agents. The underwriters may sell common stock to or through dealers, who may also receive compensation from purchasers of the common stock for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the common stock may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Broadpoint Gleacher Securities Group, Inc. is the parent of Broadpoint Capital, Inc. and Broadpoint Amtech, Inc., both of which are members of FINRA. Rule 2720 of FINRA’s conduct rules imposes certain requirements when a parent of a FINRA member conducts a public offering, and we will comply with all applicable requirements in that regard. Rule 2720 imposes additional requirements when a FINRA member distributes an affiliated company’s securities. Broadpoint Capital, Inc. and Broadpoint Amtech, Inc. each has advised us that each offering of our common stock in which it participates will comply with the applicable requirements of Rule 2720. Neither Broadpoint Gleacher Securities Group, Inc. nor any other FINRA member is permitted to sell securities in an offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

In compliance with the guidelines of the FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus.

In an offering of our common stock through this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. These transactions may include over-allotments or short sales of our common stock, which involve the sale by persons participating in the offering of more of our common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our common stock sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

If so indicated in the prospectus supplement relating to a particular offering of common stock, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the common stock from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

The selling shareholders may sell shares of our common stock through one or more underwritten public offerings.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, which we refer to as our Certificate of Incorporation, and our Amended and Restated Bylaws, which we refer to as our Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share and 1,500,000 shares of preferred stock, par value $1.00 per share.

As of May 5, 2009, there were 81,279,784 shares of our common stock outstanding, held of record by 2,654 shareholders.

Of our authorized shares of preferred stock, 100,000 shares have been designated as Series A Junior Participating Preferred Stock, and 1,000,000 shares have been designated as Series B Mandatory Redeemable Preferred Stock. As of May 5, 2009, 1,000,000 shares of Series B Mandatory Redeemable Preferred Stock, which we refer to as the Series B Preferred Stock, were outstanding. Our Series A Junior Participating Preferred Stock was designated as a contingent feature of our shareholder rights plan. That plan expired March 30, 2008 without any shares of Series A Junior Participating Stock having been issued.

Common Stock

The holders of common stock are entitled to one vote per share on all matters upon which shareholders have a right to vote. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our Board of Directors declares out of funds legally available for the payment of dividends. If the Company is liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our shareholders. Our Board of Directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our Board of Directors may, except otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the rights, if any, of the holders of such series to convert their shares into, or exchange the shares for, shares of any other class or classes or of any series of the shares or any other class or classes of stock of the Company and the terms and conditions of such conversion or exchange;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; and

•	the voting rights, if any, of the holders of the series.

Series B Mandatory Redeemable Preferred Stock

On June 27, 2008, we entered into a Preferred Stock Purchase Agreement with Mast Credit Opportunities I Master Fund Limited, which we refer to as Mast, for the issuance and sale of (i) 1,000,000 newly-issued unregistered shares of our Series B Mandatory Redeemable Preferred Stock, par value $1.00 per share, which we refer to as the Series B Preferred Stock, and (ii) a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $3.00 per share, for an aggregate cash purchase price of $25 million.

The Preferred Stock Purchase Agreement and the Series B Preferred Stock include, among other things, certain negative covenants and other rights with respect to the operations, actions and financial condition of the Company and its subsidiaries so long as the Series B Preferred Stock remains outstanding. Cash dividends of 10% per annum must be paid on the Series B Preferred Stock quarterly, while an additional dividend of 4% per annum accrues and is cumulative, if not otherwise paid quarterly at the option of the Company. The Series B Preferred Stock must be redeemed on or before June 27, 2012. The redemption prices are as follows:

Date	Premium Call Factor

From June 27, 2009 to December 27, 2009	1.06
From December 28, 2009 to June 27, 2010	1.05
From June 28, 2010 to December 27, 2011	1.04
From December 28, 2011 to June 27, 2012	1.00

Preemptive Rights

When we issued the Series B Preferred Stock, we also granted preemptive rights to Mast. These preemptive rights become exercisable if we offer or sell equity securities of the Company below the then-current market price. There are certain limitations to these rights.

Registration Rights

We have granted to several of our significant shareholders and certain others rights with respect to registration under the Securities Act of the offer and sale of our common stock. These rights include both “demand” rights, which require us to file a registration statement if asked by such holders, as well as incidental, or “piggyback,” rights granting the right to such holders to be included in a registration statement filed by us. There are approximately 52,123,000 shares of our common stock to which these rights pertain. In April 2008, the SEC declared effective a resale registration statement with respect to approximately 7,059,000 of these shares owned by Mast.

Provisions with a Potential Anti-Takeover Effect

Our Board of Directors may, if it deems it advisable, take actions that have the effect of deterring a takeover or other offer for our securities. Any such actions, together with provisions of our Certificate of Incorporation and Bylaws, as well as New York law, could make more difficult efforts by shareholders to change our Board of Directors or management.

Our Certificate of Incorporation and Bylaws divide our Board of Directors into three classes. The directors’ terms are staggered such that approximately one-third of our directors are elected each year. The classification of the Board of Directors has the effect of requiring at least two annual shareholder meetings, instead of one, to replace a majority of the members of the Board of Directors.

Pursuant to our Certificate of Incorporation, the provision establishing our classified board may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the outstanding capital stock entitled to vote.

Our Certificate of Incorporation limits the personal liability of our directors to the Company and to our shareholders to the fullest extent permitted by law. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care.

Our Bylaws provide that special meetings of shareholders can be called only by our President or by resolution of the Board of Directors. Our Bylaws do not provide our shareholders with the right to call a special meeting or to require the Board of Directors to call a special meeting. Subject to rights of any series of preferred stock or any other series or class of stock set forth in our Certificate of Incorporation, any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause or newly created directorships, may be filled only by the affirmative vote of a majority of the remaining directors, and a director can be removed from office without cause only by a majority vote of the Board of Directors or by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class.

Statutory Restrictions

Section 912 of the New York Business Corporation Law (the “Business Corporation Law”) restricts certain business combinations. The statute prohibits certain New York corporations from engaging in a merger or other business combination with a holder of 20% or more of the corporation’s outstanding voting stock (“interested shareholder”) for a period of five years following acquisition of the stock unless the merger or other business combination, or the acquisition of the stock, is approved by the corporation’s board of directors prior to the date of the stock acquisition. The statute also prohibits consummation of such a merger or other business combination at any time unless the transaction has been approved by the corporation’s board of directors or by a majority of the outstanding voting stock not beneficially owned by the interested shareholder or certain “fair price” conditions have been met.

The provisions of Section 912 of the Business Corporation Law apply if and for so long as a New York corporation has a class of securities registered under Section 12 of the Exchange Act. We have not elected to opt out of these provisions of the Business Corporation Law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “BPSG.”

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are filing this prospectus as part of a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 000-14140. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC, and these filings are available from the SEC’s Internet site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically. Information about us, including our SEC filings, is also available on our website at http://www.bpsg.com; however, that information is not a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose to you important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information that is not deemed filed under the Exchange Act) prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 26, 2009, and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed on April 30, 2009 (File no. 000-14140).

•	Our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2009, filed on May 15, 2009 (File no. 000-14140).

•	Our Current Reports on Form 8-K filed on March 3, 2009, March 4, 2009, April 17, 2009, May 8, 2009, May 29, 2009, June 8, 2009, June 22, 2009 and July 9, 2009 (File no. 000-14140).

•	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, filed with the SEC on January 14, 1986, including any amendments or reports filed for the purpose of updating such description (File no. 000-14140).

All filings that we make with the SEC pursuant to the Exchange Act (other than any information that is not deemed filed under the Exchange Act) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement shall be deemed to be incorporated by reference into this prospectus.

We will provide a copy of the documents we incorporate by reference upon request, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following:

Broadpoint Gleacher Securities Group, Inc.
12 East 49th Street, 31st Floor
New York, New York 10017
Attention: Robert I. Turner
(212) 273-7100

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the relevant document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Broadpoint Gleacher Securities Group, Inc. All of the amounts shown are estimated except the SEC registration fee and the FINRA filing fee.

SEC Registration fee	$5,580
FINRA Filing fee	10,500
Printing fee	1,000
Accounting fees and expense	8,000
Legal fees and expenses	35,000
Miscellaneous	4,920

Total	$65,000

Item 15.	Indemnification of Directors and Officers.

Under Section 6.07 of the Company’s Bylaws, the Company is required to indemnify its directors and officers to the maximum extent permitted and in the manner prescribed by the Business Corporation Law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred, as a result of any such person being made, or threatened to be made, a party to or a witness in an action or proceeding (other than one by or in the right of the Company to procure judgment in its favor) by reason of the fact that he was a director or officer of the Company or was serving at the request of the Company as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise. Section 6.07 of the Company’s Bylaws requires that the Company pay in advance the expenses incurred by such indemnified directors and officers in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding to the maximum extent permitted and in the manner prescribed by the Business Corporation Law.

The right of indemnification provided by Section 6.07 of the Company’s Bylaws is in addition to, and not in limitation of, any rights of indemnification to which any director or officer of the Registrant is entitled under Sections 721 through 726 of the Business Corporation Law. Subject to the limitations set forth in Sections 721 through 726, the Business Corporation Law generally allows corporations to indemnify its directors and officers should those directors and officers be made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that they served as directors or officers of the corporation.

Certain of the Company’s officers are also entitled to indemnification under their respective employment agreements. These officers’ employment agreements provide that the Company will, to the maximum extent permitted under applicable law and the Company’s Bylaws and consistent therewith, indemnify and hold such officer harmless against expenses and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such officer’s employment by the Company.

The Company has also purchased directors’ and officers’ liability insurance. The employment agreements of certain of the Company’s officers require that the Company cover such officers under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of employment, in the same amount and to the same extent as the Company covers its other directors and officers.

Item 16.	Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 22, 2009.

BROADPOINT GLEACHER SECURITIES
GROUP, INC.

By:	/s/ Lee Fensterstock
Lee Fensterstock
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

* Eric Gleacher	Chairman of the Board	July 22, 2009

/s/ Lee Fensterstock Lee Fensterstock	Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2009

/s/ Robert I. Turner Robert I. Turner	Chief Financial Officer (Principal Financial and Accounting Officer)	July 22, 2009

* Marshall Cohen	Director	July 22, 2009

* Robert Gerard	Director	July 22, 2009

* Dale Kutnick	Director	July 22, 2009

* Peter J. McNierney	Director	July 22, 2009

* Victor Mandel	Director	July 22, 2009

* Mark Patterson	Director	July 22, 2009

* Christopher Pechock	Director	July 22, 2009

* Frank Plimpton	Director	July 22, 2009

Signatures	Title	Date

* Bruce Rohde	Director	July 22, 2009

* Robert Yingling	Director	July 22, 2009

*By:	/s/ Lee Fensterstock
Lee Fensterstock
Attorney-in-fact

EXHIBIT INDEX

Number		Description

*1	.1	Form of Underwriting Agreement
4	.1(1)	Amendment to the Certificate of Incorporation of Broadpoint Gleacher Securities Group, Inc.
4	.2(2)	Restated Certificate of Incorporation of Broadpoint Gleacher Securities Group, Inc.
4	.3(3)	Amended and Restated Bylaws of Broadpoint Gleacher Securities Group, Inc.
4	.4(4)	Specimen Certificate of Common Stock
5	.1**	Opinion of Dewey & LeBoeuf LLP
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23	.4**	Consent of Dewey & LeBoeuf LLP (included in Exhibit 5.1)
24	.1†	Powers of Attorney for each of Messrs. Gerard, Mandel Patterson, Pechock, Plimpton and Yingling
24.2		Powers of Attorney for each of Messrs. Gleacher, Rohde and Marshall

*	To be subsequently filed or incorporated by reference

**	Previously filed

†	Included in the signature page to Form S-3 filed with the SEC on May 15, 2009.

(1)	Incorporated by reference to Exhibit 3.1 to Form 8-K filed on June 8, 2009 (File no. 000-14140).

(2)	Incorporated by reference to Exhibit 3.2 to Form 8-K filed on June 8, 2009 (File no. 000-14140).

(3)	Incorporated by reference to Exhibit 3.3 to Form 8-K filed on June 8, 2009 (File no. 000-14140).

(4)	Incorporated by reference to Exhibit 4 to Registration Statement No. 33-1353.